Exhibit 16.1

Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We have read the statements made by Techedge, Inc. which was provided to us on July 8, 2004 (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 13, 2004. We agree with the statements concerning our Firm in such Form 8-K.


/s/ Sherb & Co., LLP

New York, New York
July 13, 2004


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